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                                                                    Exhibit 10.9

                                 (GMARKET LOGO)

                Namseoul B/D 6F, 1304-3, Seocho-Dong, Seocho-Gu,
                              Seoul, Korea 137-074
                            http://www.gmarket.co.kr

                                                                December 1, 2005

Mr. Massoud Entekhabi
29250 Wagon Road
Agoura, CA 91301
USA

Dear Mr. Entekhabi:

     We are delighted that you have agreed to serve as a member of the board of directors (the "Board") of GMARKET Inc. (the "Company"). As agreed between yourself and the Company, you will also serve as a member and chairman of the Company's audit committee (the "Audit Committee"). This letter confirms our understanding regarding the terms of your position as a director of the Board and a member of the Audit Committee. We trust that you will dedicate such time as is necessary or appropriate to the performance of your services to the Company.

     1.   COMPENSATION

     (a) As a non-employee director of the Company, you will receive an annual retainer of USD100,000 for your services as a member of the Board and the chairman of the Audit Committee, to be paid on a monthly basis at the end of each month (in equal portions), following the commencement of your service, which is expected to commence immediately upon your appointment as a director by the shareholders of the Company. For any periods which you have served in such capacity that is less than a full month, the amount payable to you will be pro rated in accordance with the actual number of days served in such month. The Company will also reimburse you for all reasonable and customary expenses you incur on behalf of or for the benefit of the Company, including traveling to and from Board and Audit Committee meetings, upon receipt of a reimbursement request from you supported by appropriate receipts and other relevant documentation.

     (b) In the event the Company successfully completes its initial public offering (the "IPO") on Nasdaq or any other exchange outside of Korea, on the date that is six months from the date of the closing of the IPO (the "First Testing Date"), the Company shall calculate and pay to you an amount (the "First Additional Payment") equal to A, which shall be due and payable within 5 business days of the First Testing Date, subject to the provisions of paragraph 2(d)(ii):

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          A = (US$1,500,000 - [(MP1 - EP) * O]) / 2

          Where A = the First Additional Payment amount to be paid;

          Where MP1 = simple average of the daily closing price of the Company's common shares for the period from the 30th day (inclusive) to the 1st (inclusive) day prior to the First Testing Date;

          Where EP = Exercise Price; and

          Where O = number of Options granted.

     (c) On the first anniversary of the First Testing Date (the "Second Testing Date"), the Company shall calculate and pay to you an amount (the "Second Additional Payment" and together with the First Additional Payment, the "Additional Payments") equal to B, which shall be due and payable within 5 business days of the Second Testing Date, subject to the provisions of paragraph 2(d)(ii):

          B = A * (MP2 / MP1)

          Where B = the Second Additional Payment amount to be paid;

          Where A = the First Additional Payment amount;

          Where MP2 = simple average of the daily closing price of the Company's common shares for the period from the 30th day (inclusive) to the 1st (inclusive) day prior to the Second Testing Date;

          Where MP1 = simple average of the daily closing price of the Company's common shares for the period from the 30th day (inclusive) to the 1st (inclusive) day prior to the First Testing Date.

     (d) In the event your service as a director terminates at any time for any reason, your right to receive the Additional Payments shall terminate and be null and void. The right to receive Additional Payments may not be transferred to a third party, be provided as collateral or be the object of attachment. In the event of the occurrence of any of the foregoing, the right to receive Additional Payments shall be cancelled and be null and void. In the following cases, the Company may revoke the right to receive Additional Payments by a resolution of its Board in accordance with the Articles of Incorporation of the Company, in which case, the Company shall give you prompt notice of the revocation:

          (i) Your voluntary resignation or retirement;

          (ii) Material damage to the Company caused by your intentional misconduct or gross negligence;


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          (iii) Inability of the Company to comply with its obligation to make payment due to bankruptcy or dissolution; or

          (iv) Occurrence of other causes for revocation of the right to receive Additional Payments set forth in this Agreement.

     (e) If you voluntarily resign after the first annual general shareholders meeting convened to elect members of the Board following the first anniversary of commencement of your service as a member of the Board (such first shareholders meeting, the "First Shareholders Meeting") but prior to the second annual general shareholders meeting convened to elect members of the Board following the first anniversary of commencement of your service as a member of the Board (such second shareholders meeting, the "Second Shareholders Meeting"), the Company will pay you USD100,000 on the date effective date of such resignation.

     (f) In the event you are not elected to serve as a member of the Board by the shareholders of the Company at the First Shareholders Meeting or you are removed as a member of the Board or the Audit Committee (other than for cause) prior to the second anniversary of the commencement of your service as a director, the Company will pay you (in addition to the amounts set forth in Paragraph 1(a), (b) and (c), in each case, as applicable), a severance payment (the "Severance Payment") equal to X:

          X = (MPx - EP) * O/2

          Where X = the Severance Payment amount to be paid;

          Where MPx = simple average of the daily closing price of the Company's common shares for the period from the 30th day (inclusive) to the 1st (inclusive) day prior to the effective date of termination of your service;

          Where EP = Exercise Price; and

          Where O = number of Options granted.

     Provided however, in the event more than 15 daily closing prices of the Company's common shares are not available to calculate the Severance Payment, the Severance Payment shall equal USD200,000.

     (g) Notwithstanding anything contained herein to the contrary, if you are removed as a member of the Board or the Audit Committee for cause as determined by the Company or you voluntarily resign prior to the First Shareholders Meeting, then no payments under this Paragraph 1 shall be payable to you, effective as of the date of such removal.


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     2.   STOCK OPTION

     (a) In connection with your service, subject to Paragraph 2(d), you will be granted options to purchase up to 2,000 shares of the Company's common stock (the "Options"), which shall vest as follows:

          (i) 50% of the Options shall vest on the second anniversary of the commencement of your service as a director, and

          (ii) the remaining 50% shall vest in 24 equal monthly installments thereafter on the last date of each month.

     For the avoidance of doubt, upon termination of your service, all unvested portions of your Options as of the date of such termination shall be immediately cancelled and be null and void.

     (b) The exercise price per share of the Options shall be equal to KRW200,000 per share, subject to adjustment for, including but not limited to, a change made in the common stock of the Company without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating distribution, combination of shares, exchange of shares, change in corporate structure or other such similar transaction not involving the receipt of consideration by the Company (as so adjusted, the "Exercise Price").

     (c) Should you voluntarily resign as a member of the Board or as a member of the Audit Committee prior to the second anniversary of commencement of your service as a director, all Options shall be cancelled and be null and void. If at any time, you are removed as a director of the Board or member of the Audit Committee for cause as determined by the Company, then all Options shall be cancelled and be null and void.

     (d) The Options will be subject to the terms and conditions of a stock option plan to be adopted by the Company and the stock option agreement evidencing the option (the "Plan"). Subject to all applicable laws, the Plan will be registered with the United States Securities and Exchange Commission on Form S-8 or such other equivalent form as may be in effect from time to time, no later than 60 days following the completion of an initial public offering by the Company.

     3.   CHANGE OF CONTROL

     (a) Notwithstanding Paragraph 1(b), (c) and 2(a), if the Company is subject to a Change of Control, you may require, as applicable, the Acquiror (as hereinafter defined) or the Successor (as hereinafter defined) to:

          (i) with respect to the Options which have not vested as of the date of such Change of Control, pay to you an amount equal to (x) the number of shares of the Company you would have received upon exercise of such unvested Options on


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such date had you been able to exercise such unvested Options on such date multiplied by (y) (1) the price at which the Acquiror or Successor, acquired the Company's assets or shares of common stock, as applicable, less (2) the Exercise Price; and

          (ii) with respect to the Additional Payments, if the IPO shall have occurred prior to the date of the Change of Control, pay you such Additional Payments on the date of such Change of Control as if such date is the First Testing Date and/or the Second Testing Date, as applicable; and if the IPO shall not have occurred prior to the date of the Change of Control, no Additional Payments shall be payable until the IPO shall have occurred and thereafter, pursuant to Paragraph 1(b) and (c).

     (b) Upon payment of the amounts set forth in Paragraph 3(a)(i) above, all of the unvested Options with respect to which you elected to receive payment pursuant to paragraph 3(a)(i) shall be cancelled and be null and void.

     (c) For purposes of this letter, a "Change in Control" means the occurrence of either of the following:

          (i) The consummation of the sale or disposition by the Company of all or substantially all of the Company's assets to another corporation, entity or person (the "Acquiror"); or

          (ii) The Company combines or is consolidated with, or merges with or into, any other corporation, entity or person (the "Successor") and the holders of all of the total voting power represented by the outstanding voting securities of the Company immediately prior to such transaction become in total the beneficial owner or owners of less than fifty percent (50%) of the total voting power represented by the outstanding voting securities of the Company or the surviving entity or its parent immediately after such transaction, and a majority of the Board immediately after such transaction consists of individuals other than individuals who served as directors immediately prior to such transaction.

     4.   DUTIES

     (a) You will be expected to participate in all meetings of the Board and the Audit Committee, including all general and special meetings. It is our expectation that you will participate in those meetings in person to the extent possible. In addition, we would expect that you will make yourself available to participate in various telephonic meetings from time to time, which we will give you advance notice of.

     (b) Your service on the Board and its Audit Committee will be in accordance with, and subject to, the Commercial Code of Korea, the Company's Articles of Incorporation, as such may be amended from time to time and the Audit Committee charter and directors' bylaws, if any, as may be in effect from time to time.


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     5.   TERM

     The agreement contained in this letter shall become effective upon your election as a member of the Board and shall continue until the close of business on the First Shareholders Meeting, unless earlier terminated by either party upon 90 days' written notice to the other party. The initial term (and, if applicable, any subsequent terms) may be extended for a subsequent one (1) year term if the shareholders of the Company re-elect you to serve as a member of the Board at the meeting of shareholders held following the end of each applicable term. Notwithstanding the termination of any this letter, the obligations of the Company to pay you any amounts set forth herein accrued prior to the termination of this letter shall survive such termination.

     6.   INSURANCE

     The Company will provide you with a standard directors and officers liability insurance policy coverage during the term of your service as a member of the Board.

                                      * * *

     Please note that this letter is contingent upon your qualification as an independent director and member of the Audit Committee under applicable NASDAQ rules. Also, please note that this letter, any rights to purchase shares of the Company's capital stock referenced in this letter and any all payments referenced herein are contingent upon approval of the Board and the Company's stockholders, and subject to applicable annual budgets for payments of salaries and bonuses approved by shareholders, and all applicable laws governing payments of salaries and other payments to directors and issuances of options and exercises thereof.

     In accepting this letter, you are representing to us and agreeing to the following: (i) that you do not know of any conflict that would restrict you from becoming a director of the Company or serving as the chairman of the Audit Committee and that you will promptly notify us of any such conflict if it arises in the future; (ii) that you will, in your capacity as a member of the Board and Audit Committee be receiving highly sensitive and confidential information about the Company, its operations, financial condition, results of operations, business operations, practices and processes and other know-how ("Confidential Information") and you agree to keep all such Confidential Information strictly confidential and shall not disclose to any third party such Confidential Information, unless compelled to do so by a governmental agency or court and further, shall only use such information on behalf of and benefit of the Company; and (iii) you will not disclose to any other party either the contents of this letter or the subject matter underlying this letter, except where such disclosure is made to your advisor for the purpose of your discussion with such advisor to evaluate the proposed terms and conditions set forth in this letter.

     If you are in agreement with the foregoing, please sign below and return the executed letter to us. You should keep one copy of this letter for your own records.


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This letter sets forth the terms of your service with the Company and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by an officer of the Company and by you.

     This letter agreement shall be governed and construed under the laws of the Republic of Korea.

                                        Very truly yours,

                                        GMARKET INC.


                                        By: /s/ Young Bae Ku
                                            ------------------------------------
                                        Name: Young Bae Ku
                                        Title: Chief Executive Officer and
                                               Representative Director

Accepted and agreed
as of December [__], 2005:


/s/ Massound Entekhabi
-------------------------------------
Name: Massoud Entekhabi


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